EXHIBIT 5



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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                   harttrinen@aol.com
Will Hart                                                         (303) 839-0061
Fax: (303) 839-5414


                                February 1, 2017


The Diamond Cartel, Inc.
28 Banting Crescent
London, Ontario
Canada  N6G 4G2


     This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of the Diamond Cartel, Inc., a Delaware corporation (the "Company"), of up to 895,750 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the shares of common stock held by the selling shareholders and such shares were validly issued and represent fully paid and non-assessable shares of the Company's common stock.

                                Very truly yours,

                                HART & HART, LLC

                               /s/ William T. Hart

                                 William T. Hart